Exhibit 21

SUBSIDIARIES	JURISDICTION OF INCORPORATION OR ORGANIZATION

AR Management Services, Inc.	DE

Celadon E-Commerce, Inc.	DE

Celadon Mexicana, S.A. de C.V.	Mexico

Celadon Trucking Service, Inc.	NJ

Celadon Logistics Services, Inc.	DE

Celadon Canada, Inc.	Ontario, Canada

Quality Equipment Leasing, LLC	DE

Celadon International Corp.	DE

Servicios Corporativos Jaguar, S.A de C.V.	Mexico

Servicios de Transportacion Jaguar, S.A de C.V.	Mexico

Truckers Insurance and Health Benefit Solutions, LLC	AZ

Transportation Services Insurance Company, Inc.	VT

Rock Leasing, Inc.	IN

Hyndman Transport (1972) Limited	Ontario, Canada

TCI Logistics, Inc.	NC

Osborn Transportation, Inc.	AL

Return to Form 10-K